UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 10, 2007
 (Date of earliest event reported): December 4, 2007

Gene Logic Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23317	06-1411336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (301) 987-1700

N/A
(Former name or former address, if changed since last report)

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2007, the Compensation Committee of the Company’s Board of Directors approved the following changes to the compensatory arrangements with the Company’s Chief Financial Officer (“CFO”):

The Employment Agreement between the Company and its CFO (previously filed as Exhibit 10.58 to the Company's Report on  Form 10-K for the fiscal year ended December 31, 1999, as amended by an amendment to his Employment Agreement in the form filed as Exhibit 10.95 to the Company’s Report on Form 8K filed on October 24, 2006 and as further  amended by a second  amendment to his Employment Agreement filed as Exhibit 10.58a to the Company’s Report on Form 10QK filed on May 10, 2007) will be further amended.  As a result of this further amendment, the agreement will be extended for a term ending December 31, 2008, subject to renewal or extension by agreement of the parties, and will provide in 2008, consistent with the levels for 2007, for an annual salary of $275,000 and guaranteed incentive compensation equal to 50% of salary, payable within 2 ½ months after the end of the year.  If employment of the executive is terminated by the Company without cause prior to the end of 2008, he will receive, in addition to any other severance payment to which he is otherwise entitled, including in connection with a change of control, a lump sum payment equal to the balance of his 2008 salary and incentive compensation not then previously paid. If the Company issues equity awards generally to its other senior officers in 2008, the CFO would also receive a comparable equity award. In addition, if the Company seeks a capital investment during 2008 and if the CFO plays a key role in obtaining such investment, the CFO would receive a success-based cash bonus of up to $200,000. Finally, the previously agreed severance provisions that apply if the CFO’s employment is terminated by the Company without cause will also apply if the CFO terminates his employment for “good reason” (e.g. fundamental changes in job responsibilities, travel or relocation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENE LOGIC INC.

Date: December 10, 2007	By:	/s/ Philip L. Rohrer Jr.
Philip L. Rohrer Jr. Chief Financial Officer